Exhibit 10.4

DISTRIBUTION REINVESTMENT PLAN

OF

PHILLIP STREET MIDDLE MARKET LENDING FUND LLC

Phillip Street Middle Market Lending Fund LLC, a Delaware limited liability company (the “Company”), has adopted the following plan (the “Plan”), to be administered by State Street Bank and Trust Company and its affiliates or such other administrator as the Company may appoint (the “Plan Administrator”), with respect to distributions declared by its board of directors (the “Board of Directors”) on common units of limited liability interests of the Company (the “Common Units”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the amended and restated limited liability company agreement of the Company (the “LLC Agreement”).

A holder of Common Units (a “Unitholder”) who participates in the Plan (each a “Participant”) will be subject to the terms below. Unitholders who do not wish to participate in the Plan must “opt out” of the Plan as set forth below.

1.

For any Participant, all cash distributions hereafter declared by the Board of Directors, net of any applicable withholding tax, shall be automatically reinvested by the Plan Administrator, as agent for the Unitholders in administering the Plan, in additional Common Units of same class of Common Units to which the distribution relates, and no action shall be required on such Participant’s part in order for such Participant’s cash distribution to be reinvested by the Plan Administrator on such Participant’s behalf in Common Units.

2.

Such distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to Unitholders of record at the close of business on the record date established by the Board of Directors for the distribution involved.

3.

With respect to each distribution pursuant to this Plan, the Board of Directors shall, subject to the provisions of the U.S. Investment Company Act of 1940, as amended (the “1940 Act”), issue new Common Units of same class of Common Units to which the distribution relates for the accounts of Participants. The number of Common Units of such class of Common Units to be issued to a Participant is determined by dividing the total dollar amount of the distribution payable to such Unitholder, net of any applicable withholding tax, by the then-current net asset value (“NAV”) per Common Unit. For purposes of this calculation, the NAV per Common Unit may be based on the NAV per Common Unit calculated at the end of the most recent calendar month prior to the date of the applicable distribution, subject to adjustments for material changes and to the limitations of the 1940 Act (which generally prohibit the Company from issuing Common Units at a price below the then-current NAV of the Common Units as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions). The Plan Administrator shall be notified of the price per Common Unit by the Company.

4.

The Plan Administrator may establish an account for the Common Units acquired pursuant to the Plan for each Participant or may otherwise record the ownership of the Common Units acquired pursuant to the Plan. Each Participant’s Common Units acquired pursuant to the Plan may be held together with the units of other Participants in non-certificated form. The Plan Administrator shall not issue unit certificates to any Participant.

5.

The Plan Administrator shall confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 30 business days after the payable date. Each Participant may from time to time have an undivided fractional interest (computed to four decimal places) in a Common Unit, and distributions on fractional units shall be credited to each Participant. In the event of termination of a Participant’s account under the Plan, the Plan Administrator shall adjust for any such undivided fractional interest in cash at the time of termination.

6.

In the event that the Company makes available to Unitholders rights to purchase additional Common Units or other securities, the Common Units held by the Plan Administrator for a Participant under the Plan shall be added to any other Common Units of the same class held by such Participant in calculating the number of rights to be issued to such Participant. Transaction processing may be either curtailed or suspended until the completion of any in-kind distribution, stock split or limited liability company action.

7.

The Plan Administrator’s service fee, if any, and expenses for administering the Plan shall be paid for by the Company. Except as explicitly provided herein, there will be no brokerage charges or other charges to Participants.

8.

Participation in the Plan is completely voluntary. Each Participant may opt out of the Plan and elect to receive distributions in cash at any time by notifying the Plan Administrator in writing so long as such notice is received by the Plan Administrator no later than 10 calendar days prior to the record date for such distribution to Unitholders, otherwise the election will be effective only with respect to any subsequent distribution. Those Participants who hold Common Units through a broker or other financial intermediary may opt out of the Plan and receive distributions in cash by notifying their broker or other financial intermediary of their election.

9.

Each Participant may terminate his, her or its account under the Plan by so notifying the Plan Administrator by submitting a letter of instruction terminating the Participant’s account under the Plan to the Plan Administrator. Such termination shall be effective immediately if the Participant’s notice is received by the Plan Administrator no later than 10 calendar days prior to the record date for an applicable distribution; otherwise, such termination shall be effective only with respect to any subsequent distributions. The Plan may be terminated or amended by the Company upon written notice at least 60 days prior to any record date for the payment of any distributions by the Company. Further, in the event that following the Commitment Period, a majority-in-interest of the Unitholders indicates their desire to elect to cause the Company to suspend the reinvestment of proceeds in new Investments (other than Additional Investments), the Plan shall be terminated automatically on the 60th day following receipt of such notice. Upon any termination, the Plan Administrator shall cause the Common Units held for each Participant under the Plan to be delivered to the Participant.

10.	For the avoidance of doubt, any distributions reinvested pursuant the Plan on behalf of a Participant shall have no effect on the amount of any capital commitment of such Participant to the Company.

11.

These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other applicable regulatory authority, only by appropriate written notice at least 60 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of the Participant’s participation in the Plan. Any such amendment may include an appointment in the place and stead of the Plan Administrator of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving distributions, the Company shall be authorized to pay to such successor agent, for each Participant’s account, all distributions payable on Common Units held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

12.

The Plan Administrator shall at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, actual fraud, bad faith or willful misconduct or that of its employees or agents.

13.	These terms and conditions shall be governed by the laws of the State of Delaware.

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